PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is executed by and between those entities listed on Schedule "D" attached hereto and made a part hereof (individually and collectively, "Seller"), and SST II Acquisitions, LLC, a Delaware limited liability company ("Purchaser").

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.
PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the "Property"):

(a) Land. (i) That certain tract of land located at 1723 Woodbourne Road, Levittown, PA 19057, containing approximately 5.381 acres, and being more particularly described on Exhibit "A-1" attached hereto and made a part hereof (herein, "Parcel One"), and (ii) that other certain tract of land located at 401 Bellevue Road, Newark, DE 19713, containing approximately 2.3192 acres, and being more particularly described on Exhibit "A-2" attached hereto and made a part hereof (herein "Parcel Two", and together with Parcel One, herein collectively called the "Land").

(b) Easements. All easements, if any, benefiting the Land or the "Improvements" (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of‑way.

(d) Improvements. (i) All improvements and related amenities in and on Parcel One, comprising approximately 78,090 net rentable square feet of storage space and 813 rental units, and being commonly known as "SAFStor Woodbourne" (herein, "Parcel One Improvements"), and (ii) all improvements and related amenities in and on Parcel Two, comprising approximately 80,687 net rentable square feet of storage space and 834 rental units, and being commonly known as "SAFStor Bellevue" (herein "Parcel Two Improvements", and together with the Parcel One Improvements, herein collectively called the "Improvements").

(e) Leases. Seller's interest under (i) all written leases, occupancy agreements and rental agreements (collectively, the "Leases") for rental units in the Property, including all tenant leasing files, together with all tenant security deposits, if any, held by Seller on the "Closing Date" (as defined in Section 6.1 of this Agreement), (ii) all cellular tower leases relating to the Property, if any, as more particularly described on Schedule "B" attached hereto and incorporated herein (the "Tower Leases"), and (iii) all billboard leases relating to the Property, if any, as more particularly described on Schedule "C" attached hereto and incorporated herein (the "Billboard Leases").

(f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property owned by Seller and

DOCVARIABLE BABC_DocID

located on or about the Land and the Improvements (the "Tangible Personal Property"), including, without limitation, those items of personal property set forth on Exhibit "D" attached hereto, and further including all on-site moving trucks, if any, listed on Exhibit "D" attached hereto.

(g) Contracts. Seller's interest (to the extent the same is assignable) under the "Contracts" (as defined below), other than the "Rejected Contracts" (as defined below).

(h) Intangible Property. To the extent the same is assignable, all intangible property owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) any "yellow page" advertisements, (ii) all transferable utility contracts, (iii) all transferable telephone exchange numbers (with a list of telephone numbers relating to the Property set forth on Exhibit "G" attached hereto), (iv) all plans and specifications, (v) all licenses, permits, engineering plans and landscape plans, (vi) all assignable warranties and guarantees relating to the Property or any part thereof, and (vii) any internet websites and other internet related property rights and digital assets owned by Seller and relating to the Property (with Seller agreeing to also cause to be provided to Purchaser instructions for transferring the property manager's Google My Business listing relating to the Property). Notwithstanding anything to the contrary implied in this Agreement, in no event shall the Property include any rights to the SAFStor name, logo or trademark.

2.
PURCHASE PRICE

2.1 Purchase Price. The purchase price (the "Purchase Price") for the Property shall be the sum of Forty Million Six Hundred Fifty Two Thousand Four Hundred Fifty Six and NO/100 Dollars ($40,652,456.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the "Escrow Agent" (as defined below) on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent. The Purchase Price shall be allocated among the projects comprising the Property, as set forth on Schedule "E" attached hereto and incorporated herein

3.
EARNEST MONEY

3.1 Earnest Money.

(A) Purchaser shall deliver to Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Jeff Porter ("Escrow Agent"), as agent for First American Title Insurance Company ("Title Company"), within three (3) business days after the "Effective Date" (as defined below), an earnest money deposit (the "Initial Deposit") in the amount of Three Hundred Ninety Thousand and NO/100 Dollars ($390,000.00). In the event that Purchaser does not terminate this Agreement prior to the expiration of the "Approval Period" (as defined in Section 4.1.1 of this Agreement), then within three (3) business days following the expiration of the Approval Period, Purchaser shall make an additional earnest money deposit (the "Additional Deposit") with Escrow Agent in the amount of Three Hundred Ninety Thousand and NO/100 Dollars ($390,000.00).

(B) The Initial Deposit, together with the Additional Deposit, if delivered hereunder, and together with all interest accrued thereon, are herein collectively called the "Earnest Money". The Initial Deposit and the Additional Deposit, if made, shall be invested by the Escrow Agent in an FDIC-insured, interest‑bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing. If Purchaser terminates this Agreement in accordance with any right to terminate granted to

DOCVARIABLE BABC_DocID

Purchaser by the terms of this Agreement and is entitled to the Earnest Money by the terms of this Agreement, the Earnest Money shall be returned to Purchaser by Escrow Agent, and neither party hereto shall have any further rights or obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the "Surviving Obligations"). The Initial Deposit and the Additional Deposit shall be allocated among the properties comprising the Property, as set forth on Schedule "E" attached hereto and incorporated herein.

4.
CONDITIONS TO CLOSING

4.1 Seller's Obligations. To the extent in Seller's possession or control, Seller shall deliver or make available to Purchaser (at Seller's expense), within three (3) days after the Effective Date, copies of all of the due diligence items listed on Schedule "A" attached hereto and incorporated herein with respect to the Property (collectively, the "Due Diligence Items"). Seller shall provide Purchaser with written notice at such time as Seller determines that all Due Diligence Items have been delivered or made available to Purchaser (the "Due Diligence Delivery Notice"). Within two (2) business days following Purchaser's receipt of the Due Diligence Delivery Notice, Purchaser shall confirm in writing to Seller, if such be the case, that all required Due Diligence Items have been received by Purchaser, in which event the date that Purchaser receives the Due Diligence Delivery Notice shall be deemed to be the "Due Diligence Receipt Date" (herein so called) for all purposes of this Agreement. In the event, however, that Purchaser determines that it has not been provided with all of the Due Diligence Items, then Purchaser shall provide Seller with written notice thereof (the "Missing Due Diligence Notice"), within two (2) business days following Purchaser's receipt of the Due Diligence Delivery Notice, enumerating with specificity in such notice which Due Diligence Items have not been provided by Seller (the "Missing Due Diligence Items"). Within two (2) business days following Seller's receipt of the Missing Due Diligence Notice, Seller shall provide Purchaser with the Missing Due Diligence Items (to the extent in Seller's possession or control), together with written notice confirming such delivery (the "Missing Due Diligence Delivery Notice"). Within two (2) business days following Purchaser's receipt of the Missing Due Diligence Delivery Notice, accompanied by all Missing Due Diligence Items in Seller's possession or control (with said Missing Due Delivery Notice expressly stating which requested Due Diligence Items are not within Seller's possession and control), Purchaser shall confirm in writing to Seller that Purchaser has received all required Due Diligence Items, in which event the date that Purchaser receives the Missing Due Diligence Delivery Notice, accompanied by all Missing Due Diligence Items, shall be deemed to be the Due Diligence Receipt Date for all purposes of this Agreement. Purchaser's failure to deliver either (i) a written confirmation to Seller that Purchaser has received all required Due Diligence Items, or (ii) a Missing Due Diligence Notice, within two (2) business days after Purchaser's receipt or a Due Diligence Delivery Notice shall be deemed confirmation of receipt of all Due Diligence Items by Purchaser, and, in such case, the Due Diligence Receipt Date shall be the date Purchaser receives the Due Diligence Delivery Notice. Purchaser's failure to deliver a written confirmation to Seller that Purchaser has received all required Missing Due Diligence Items within two (2) business days after Purchaser's receipt of a Missing Due Diligence Delivery Notice, accompanied by all Missing Due Diligence Items, shall be deemed confirmation of receipt of all Missing Due Diligence Items by Purchaser, and, in such case, the Due Diligence Receipt Date shall be the date of the Missing Due Diligence Delivery Notice. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Purchaser may request additional information, documentation or materials concerning the Property from Seller at any time after the Effective Date, and Seller agrees to use commercially reasonable efforts to provide such additional information, documentation or materials to Purchaser, at no cost or expense to Seller, provided it is within Seller's possession or under its control, and further provided that the delivery or non-delivery of any such item shall in no manner extend the Approval Period. Notwithstanding the foregoing provisions of this Section 4.1, should Seller (i) fail to timely deliver the Due Diligence Delivery Notice to Purchaser, as required above, or (ii) fail to timely deliver the Missing Due Diligence Delivery Notice and/or the Missing Due Diligence Items to Purchaser, as required above,

DOCVARIABLE BABC_DocID

then the Due Diligence Receipt Date shall not occur until Purchaser so acknowledges in writing, and until such time as Purchaser so acknowledges the occurrence of the Due Diligence Receipt Date, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by the Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instruction from Seller, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. Seller and Purchaser agree to enter into an amendment of this Agreement (or, at their option, a less formal agreement by e-mail) to memorialize the Due Diligence Receipt Date promptly following the occurrence of same.

4.1.1 Approval Period. During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the fortieth (40th) day following the Due Diligence Receipt Date (the "Approval Period"), the following matters shall be conditions precedent to Purchaser's obligations to purchase the Property under this Agreement:

(a) Purchaser's being satisfied, in Purchaser's sole discretion, that the Property is suitable for Purchaser's intended use; and

(b) Purchaser's being satisfied, in Purchaser's sole discretion, with all of the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser's sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby. In such event, this Agreement will terminate as of the date of such notice, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. In the event that Purchaser does not terminate this Agreement as contemplated in the immediately preceding sentence, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement.

4.1.2 Title Commitment. Seller shall convey insurable fee simple title to the Land and Improvements to Purchaser at Closing, subject only to the "Permitted Encumbrances" (defined below). Within five (5) days following the Effective Date, Seller shall obtain, at its sole cost and expense, and deliver to Purchaser, a title commitment for each of the projects comprising the Property (collectively, the "Title Commitments") for a standard form ALTA Owner's Policy of Title Insurance for each of the projects comprising the Property (collectively, the "Title Policies") in the amount of the Purchase Price, issued by the Escrow Agent on behalf of the Title Company, insuring fee simple title to the Property, together with legible copies of all exceptions listed therein. Purchaser shall have until the earlier to occur of (i) the date which is three (3) days prior to the last day of the Approval Period or (ii) the date which is ten (10) days following its receipt of the Title Commitments, legible copies of all exceptions listed therein and the "Surveys" (defined below), to deliver to Seller written notice of Purchaser's objections to title for each parcel described in Section 1.1(a) herein (the "Parcel") comprising a portion of the Property (individually, a "Title Objection Letter"). Seller shall have the right, but not the obligation, to cure Purchaser's objections to title; subject, however, to Seller's obligation to remove all "Monetary Liens" (as defined below) by Closing. Seller shall notify Purchaser in writing within five (5) days following Seller's receipt of a Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in each such Title Objection Letter to Purchaser's sole satisfaction (or does not timely respond to any such Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller's response to each Title Objection Letter (or five (5) days

DOCVARIABLE BABC_DocID

following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing and proceed to Closing (in which event such waived title objection shall be deemed to be a "Permitted Encumbrance", as defined below), or (ii) terminate this Agreement upon written notice to Seller and receive a refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instruction from Seller, in which event neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations. All exceptions set forth in Schedule B of the Title Commitments (excluding preprinted exceptions) which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived by Purchaser) are herein collectively called the "Permitted Encumbrances". In the event that any update to any of the Title Commitments or Surveys indicates the existence of any liens, encumbrances or other defects or exceptions (the "Unacceptable Encumbrances") which were not shown in the initial Title Commitments or Surveys or disclosed in Seller's existing owner's title insurance policy (which will be provided to Purchaser by Seller for delivery to the Escrow Agent for its use in generating the Title Commitments) and that are unacceptable to Purchaser, in its sole discretion, Purchaser shall within five (5) days after receipt of any such update to the Title Commitments or Surveys notify Seller in writing of Purchaser's objection to any such Unacceptable Encumbrance (the "Unacceptable Encumbrance Notice"). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics' liens or monetary judgments that appear on the Title Commitments, and (iii) any liens or notices of violation issued by a governmental entity which could, if not cured, become a lien against the Property (the "Monetary Liens"). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller's written notice to Purchaser of Seller's intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instruction from Seller, and neither party shall have any further rights or obligations hereunder other than the Surviving Obligations.

4.1.3 Surveys. Purchaser shall obtain, at its sole cost and expense, a current, as-built survey for each Parcel comprising the Property prepared by a registered surveyor acceptable to Purchaser (the "Surveys"), which may be an update of the existing survey delivered by Seller to Purchaser pursuant to Section 4.1 above. Seller shall be included as an addressee in the surveyor's certificate on the Surveys.

4.1.4 Contracts. Purchaser shall notify Seller no later than fifteen (15) days prior to the expiration of the Approval Period which of the "Contracts" (as defined below) Purchaser will require Seller to cancel at Closing (the "Rejected Contracts"), and Seller hereby agrees to cancel same not later than Closing, at Seller's sole cost and expense. Additionally, any Contracts which are not assignable shall be the sole responsibility of Seller, shall be cancelled by Seller on or before Closing, and Seller shall and hereby agrees to indemnify Purchaser from any and all liability relating thereto, which indemnification obligation expressly shall survive Closing. Notwithstanding anything to the contrary set forth herein, if any Contract for telecommunications service does not permit Seller to terminate same without constituting a breach thereof or requires more than one month's notice in order to terminate or requires that Seller pay a fee or penalty to terminate same prior to Closing, Purchaser shall be required at Closing to assume all

DOCVARIABLE BABC_DocID

obligations thereunder until the effective date of the termination and to assume the obligation to pay, or to reimburse Seller for the payment of, the termination fee or penalty.

4.2 Inspection. During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including physical and mechanical inspections, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and management reports of Seller, and (c) all Leases and Contracts. Notwithstanding the foregoing, Purchaser must obtain Seller's prior written approval, which may be withheld in Seller's sole discretion, of any environmental testing or investigation (other than a Phase I environmental site assessment ("Phase I ESA"), which shall require no consent or approval of any kind), prior to Purchaser's commencement of such inspections or testing. Prior to Closing, Purchaser shall not disclose the performance or results of any environmental testing or investigation, including any Phase I ESA, with any governmental authority or third party (other than Purchaser's attorneys, consultants, lenders, insurers, or advisors, who shall keep such results confidential or as may be necessary to comply with any court order) without Seller's prior written approval, which may be withheld by Seller in its sole discretion. Seller shall cooperate in good faith with Purchaser, Purchaser's agents and independent contractors in connection with all such inspections, tests and surveys, including obtaining all necessary tenant consents and/or providing adequate notice to tenants regarding Purchaser's entry into leased areas on the Property, and making available during normal business hours all relevant personnel to answer any questions which Purchaser may have regarding the Property. During such inspections or testing, Purchaser shall avoid interference with use and enjoyment of the Property including any business activities occurring thereon. Purchaser, at Purchaser's sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification shall survive the Closing or termination of this Agreement. Notwithstanding the foregoing, Purchaser shall have no liability with respect to any pre-existing conditions on the Property. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $1,000,000 and $2,000,000 aggregate, naming Seller and the property managers at the Property as additional insureds. All entries onto the Property by Purchaser shall be preceded by not less than 24 hours prior written notice to Seller, which shall be by e-mail to Ryan Rapolas at ryan.rapolas@safstor.com.

4.3 Representations and Warranties.

(a)
Seller represents and warrants to Purchaser that:

(i) Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(ii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller's assets is bound,

DOCVARIABLE BABC_DocID

(iii) there is no existing or pending (or to Seller's knowledge threatened) litigation affecting Seller or the Property,

(iv) except for those matters disclosed in the Due Diligence Items, Seller has no actual knowledge of, and has not received any written notice of, any violation of any governmental requirements (including "Environmental Requirements", as defined below) concerning the Property, which have not been remedied to the satisfaction of the relevant governmental authorities,

(v) Seller has no actual knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vi) the list of contracts attached hereto as Exhibit "E" (the "Contracts"), is a true, correct and complete list of all service contracts, equipment leases and/or maintenance contracts affecting the Property, and there are no other such agreements affecting the Property,

(vii) Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(viii) except for those tenants in possession of the Property under written leases for space in the Property, as shown on the rent roll attached hereto as Exhibit "F" (the "Rent Roll"), there are no parties in possession of, or claiming any possession to, any portion of the Property,

(ix) at Closing there will be no unpaid bills or claims in connection with any repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(x) the Rent Roll (which is effective as of the date indicated thereon), and as the same shall be updated and recertified at Closing by Seller, is and shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent have been given other than those reflected on such Rent Roll,

(xi) to Seller's actual knowledge, the financial statements delivered by Seller to Purchaser pursuant to Section 4.1 hereof, and all other information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, are true, correct and complete in all material respects,

(xii) except for those matters disclosed in the Due Diligence Items, Seller has no actual knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property,

(xiii) Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiv) there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xv) Seller has no actual knowledge of any material defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment,

DOCVARIABLE BABC_DocID

electrical wiring, boilers, hot water heaters or other portions of the Property, and to Seller's actual knowledge, the Improvements were constructed substantially in accordance with the plans and specifications for the construction thereof,

(xvi) to Seller's actual knowledge, the Improvements are free from the presence or suspected presence of any form of mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys,

(xvii) except for those matters disclosed in the Due Diligence Items, to Seller's actual knowledge, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with "Environmental Requirements" (as defined below), and there are no "Hazardous Materials" (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements,

(xviii)
to Seller's actual knowledge, Seller has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification; and additionally, the Property is legally compliant and conforming with all applicable zoning laws, rules and regulations,

(xix)
Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the "Executive Order") and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the "Foreign Asset Orders"). Neither Seller nor any beneficial owner of Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the "OFAC Lists"); or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended, and
(xx)
Parcel One is located in the P-Professional Zoning District, and the current use of Parcel One is legal. To Seller's actual knowledge, Seller is not in receipt of any notice related to Parcel One alleging an uncorrected violation of housing, building, safety or fire ordinances.

Seller shall deliver a certificate to Purchaser at Closing recertifying in all material respects all of the foregoing representations and warranties to Purchaser as of the Closing Date, such that all such representations and warranties shall be deemed made to Purchaser in all material respects as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing for a period of two hundred seventy (270) days.

(b)
For purposes of this Agreement, "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in §101(14) of the

DOCVARIABLE BABC_DocID

Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) ("CERCLA") or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) ("RCRA") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non‑friable; (vi) polychlorinated biphenyls; (vii) radon gas, (viii) any radioactive material, including any "source material", "special nuclear material" or "byproduct material", as now or hereafter defined in 42 U.S.C. §2011 et seq.; and (ix) any additional substances or materials which are classified or considered by applicable governmental authorities as hazardous or toxic under "Environmental Requirements" (as defined below) or the common law, or any other applicable laws relating to the Property. Without limiting the foregoing, Hazardous Materials shall include any substance, the presence of which on the Property, according to Environmental Requirements, (A) requires reporting, investigation or remediation; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. Further, for purposes of this Agreement, "Environmental Requirements" shall mean all applicable laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city, or any other political subdivision in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the Property, or the use of the Property, relating to pollution, the protection or regulation of human health in regards to Hazardous Materials or pollution, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil) including without limitation, to the extent applicable, The Clean Water Act, 33 U.S.C. §1251 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; Pennsylvania Solid Waste Management Act, 35 P.S. §6018.101 et seq.; Pennsylvania Clean Streams Law, 35 P.S. §691.1 et seq.; Pennsylvania Hazardous Sites Clean Up Act, 35 P.S. Section 6020.101 et seq.; and Pennsylvania Storage Tank and Spill Prevention Act, 35 P.S. §6021.101 et seq.
(c)
Purchaser represents and warrants to Seller that:
(i)
Purchaser has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Purchaser under this Agreement,
(ii)
neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of Purchaser's assets is bound, and
(iii)
Purchaser is in compliance with the requirements of all Foreign Asset Orders. Neither Purchaser nor any beneficial owner of Purchaser (a) is listed on any OFAC Lists; or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject

DOCVARIABLE BABC_DocID

to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

Purchaser shall deliver a certificate to Seller at Closing recertifying in all material respects all of the foregoing representations and warranties to Seller as of the Closing Date, such that all such representations and warranties shall be deemed made to Seller in all material respects as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing for a period of two hundred seventy (270) days.

4.4 Conditions Precedent to Closing. In the event of any change prior to the Closing in any of the representations and warranties of Seller set forth in Section 4.3(a) above, Seller, promptly after obtaining knowledge of such change, shall notify Purchaser in writing thereof. It shall be a condition precedent to Purchaser's obligations to consummate this transaction that (a) all representations and warranties made herein by Seller are true and correct in all material respects as of the Closing Date, and all covenants made by Seller herein are complied with in all material respects, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could materially and adversely affect the Property, including the operation or value thereof, or Seller's ability to perform its obligations under this Agreement, and (c) as of the Closing Date, the Title Company shall be unconditionally obligated to issue the Title Policies (in the form of a pro forma policy or "marked title commitment") at Closing in the form required by this Agreement, failing any of which, Purchaser, at its option, shall be entitled to terminate this Agreement and receive a return of the Earnest Money. Notwithstanding the foregoing, if the failure of a condition precedent under this Section 4.4 was as the result of a breach of this Agreement by Seller, Purchaser shall have the remedies available to it as set forth in Section 8.1 hereof, provided, however, that if Seller notifies Purchaser pursuant to the first sentence of this Section 4.4 that a representation or warranty has changed, Purchaser may either (a) terminate this Agreement upon written notice thereof to Seller, in which case (i) if such representation or warranty was untrue when made or if such representation or warranty has changed as the result of an intentional act or omission of Seller, Seller shall reimburse Purchaser for actual, documented out-of-pocket expenses incurred by Purchaser in connection with the transaction contemplated by this Agreement in an amount not to exceed the sum of $100,000.00, and (ii) the Earnest Money shall be returned by the Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and, thereafter neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, or (b) waive such matter in writing and proceed to Closing, in which case such representation or warranty will be deemed to be modified by such change.

5.

COVENANTS OF SELLER

5.1 Insurance. From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its replacement cost under its current policies against fire and other hazards covered by extended coverage endorsement and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in an amount not less than Three Million and no/100 Dollars ($3,000,000.00), and to pay all premiums for such insurance prior to the applicable due dates.

5.2 Operation of Property. From the Effective Date through and including the Closing Date, Seller agrees to operate and maintain the Property in the normal course of business substantially in accordance with Seller's current practices with respect to the Property, normal wear and tear excepted.

DOCVARIABLE BABC_DocID

5.3 Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party contracts which are necessary to carry out its obligations under Section 5.2, which shall be on market terms and cancellable on thirty (30) days written notice or less, without payment of any fee or penalty. Copies of all such contracts so entered into by Seller shall be promptly provided by Seller to Purchaser.

5.4 Leasing of Property. From the Effective Date through and including the Closing Date, Seller agrees not to (i) enter into any new leases, other than month-to-month leases entered into on market terms with discounts or rental concessions in the normal course of business or (ii) except in the normal course of business, amend, terminate or accept the surrender of any existing leases, without the prior written consent of Purchaser which may be granted or withheld in Purchaser's sole discretion. Seller represents and warrants to Purchaser that (i) no leases have been or shall be entered into with any party that, directly or indirectly, has an ownership interest in Seller, or is otherwise in any manner affiliated with Seller (an "Affiliate"), and (ii) all existing leases have been (and all future leases shall be) entered into only with third parties that are unknown to Seller, any Affiliate of Seller, and their respective officers, directors, principals, managers, members, partners, shareholders, agents and/or representatives.

5.5 Listing of Property for Sale. From the Effective Date through and including the Closing Date, Seller agrees to not list, verbally or in writing, the Property with any broker, or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements, including back-up contracts, regarding any disposition of the Property.

5.6 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

5.7 Auction. Seller agrees to continue to conduct auctions at the Property in accordance with its current practice; however, Seller will not conduct any auctions within five (5) days prior to the Closing Date. All auctions shall be conducted in accordance with the laws of the Commonwealth of Pennsylvania, including, but not limited to, the Self-Service Storage Facility Act (73 P.S. §1901 et seq.) and, if applicable, the Pennsylvania Vehicle Code Abandoned Vehicles and Cargos sections (75 Pa.C.S. §7301 et seq.), and the State of Delaware, as applicable. Seller will hold Purchaser and Purchaser's agents and representatives harmless from any legal actions brought by any tenant as a result of any such auction not being conducted in accordance with applicable law. Seller's obligations under the immediately preceding sentence expressly shall survive Closing.

5.8 Intentionally Deleted.

6.
CLOSING

6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the "Closing") shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the date (the "Closing Date") that, subject to Section 9.6 below, is fifteen (15) days following the expiration of the Approval Period, provided, however, that if said date falls on either (i) a day that is not immediately preceded by a business day, or (ii) a Friday, the Closing Date shall be on the first business day after such date that is immediately preceded by a business day. Seller and Purchaser agree that the

DOCVARIABLE BABC_DocID

Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.

6.3 Proration. All rents, other amounts payable by the tenants under the Leases and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date (with real estate taxes being prorated based upon the fiscal year of the applicable governmental authority), with Purchaser receiving the benefits and burdens of ownership on the Closing Date. To the extent any such rents, real estate taxes, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing, each party's obligation to pay its prorata share of said amounts (as calculated in accordance with the previous sentence) shall survive Closing. Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless therefrom, which obligations of Seller expressly shall survive Closing. Utilities shall be canceled by Seller and reestablished in Purchaser's name on the Closing Date, if reasonably practicable; otherwise utilities shall be prorated at Closing. Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income at Closing shall be upon the basis of such rents, other amounts and other income actually received by Seller as of Closing, with Purchaser receiving the portion of all such rentals and other amounts attributable to the period from and after Closing, and with the parties agreeing to true-up such proration, to the extent necessary to cause an accurate proration of such income, within fifteen (15) business days following Closing. For a period of thirty (30) days following Closing, if any rents which are delinquent as of Closing are actually received by Purchaser, in good funds, all such amounts shall first be applied to post closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to Seller within thirty (30) days following Purchaser's receipt thereof, to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing. Notwithstanding the foregoing provisions of this Section 6.3(a), all rentals that are received by Purchaser more than thirty (30) days following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall promptly remit the same, or Purchaser's prorata share thereof calculated as aforesaid, to Purchaser. Seller agrees that, after the Closing, it shall not file any eviction action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation. The proration shall allow for any available discount. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive for a period of one year after Closing.

DOCVARIABLE BABC_DocID

(c) Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of the Property pursuant to any declaration or restriction affecting the Property.

(d) In the event any prorations made at Closing pursuant to this Section 6.3 are determined within one hundred eighty (180) days (as evidenced by a written notice from either party to the other during such period) after Closing to be incorrect in any material respect, the parties agree to promptly correct such error.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4 Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) any escrow fees and other customary charges of the Escrow Agent, (b) all recording costs relating to the Deed, (c) all title insurance costs relating to extended coverage and/or any endorsements desired by Purchaser with respect to the Title Policies, (d) all costs relating to the Surveys, (e) one-half of all applicable transfer taxes, grantor's taxes, documentary stamp taxes and similar charges relating to the transfer of the Property (collectively "Transfer Taxes"), with Purchaser's such share of Transfer Taxes capped at $210,000 for Parcel One (the "Parcel One Cap") and capped at $393,049 for Parcel Two (the "Parcel Two Cap"), and (f) the fees of Purchaser's counsel. Seller shall pay, on the Closing Date, (v) all costs relating to the termination of Seller's property management agreement, including any early termination fees, (w) all title insurance costs relating to the base Title Policies in the amount of the Purchase Price, (x) one-half of all Transfer Taxes, plus all Transfer Taxes in excess of the Parcel One Cap and the Parcel Two Cap, respectively (subject to the terms of Section 9.8), (y) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (z) the fees of Seller's counsel. Purchaser shall receive a credit at Closing for any security deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs. Additionally, on the Closing Date, Seller shall leave petty cash in the amount of One Hundred and no/100 Dollars ($100.00) on site at each project comprising the Property, which amount shall be reimbursed by Purchaser to Seller at Closing as a credit in favor of Seller on the closing statement.

6.5 Seller's Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser or to the Escrow Agent for ultimate delivery to Purchaser at Closing (or cause to be delivered to Purchaser or the Escrow Agent) the following (it being understood that each party comprising Seller shall deliver one complete set of each of the following closing documents and deliveries relating to the self storage facility owned by such party):

(a) Deed. Special Warranty Deed for each of the self storage facilities comprising the Property (collectively, the "Deeds") conveying the Land and the Improvements to Purchaser, in substantially the forms attached to this Agreement as Exhibit "B", subject only to the Permitted Encumbrances and other matters of record. The description of the Land set forth on Exhibit "A-1" and Exhibit "A-2" attached hereto shall be the description used in the Deeds; provided, however, that if the legal descriptions set forth in the Surveys differ from the legal descriptions on Exhibit "A-1" and Exhibit "A-2" Seller shall also execute a quit claim deed for each of the self storage facilities comprising the Property using the description of the Land provided by the Surveys, in such form as is reasonably acceptable to Purchaser and Seller.

(b) Assignment of Personal Property, Service Contracts, Warranties and Leases. An Assignment of Personal Property, Service Contracts, Warranties and Leases with respect to each of the self storage properties comprising the Property (collectively, the "Assignment"), in substantially the form attached to this Agreement as Exhibit "C".

DOCVARIABLE BABC_DocID

(c) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller's authority to consummate the transactions contemplated by this Agreement.

(d) Foreign Person. An affidavit of Seller certifying that Seller is not a "foreign person," as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(e) Leases. Copies of all of the Leases.

(f) Contracts. Copies of all of the Contracts other than Rejected Contracts, and evidence that all Rejected Contracts have been cancelled, subject to the terms of Section 4.1.4.

(g) Termination of Management Agreement. Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(h) Affidavit. An affidavit in the form reasonably required by the Title Company to remove any standard exceptions from the Title Policy, including mechanics' liens, parties in possession and similar matters, together with a GAP Indemnity.

(i) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.3(a).

(j) Intentionally Deleted.

(k) Intentionally Deleted.

(l) Cancellation Notices. Written confirmation that the following notices will be sent as of the Closing: notices to all tenants of the Property who bought an insurance policy directly from Seller or the property manager or from Seller or the property manager as agent for a third party (each such policy being referred to as a "Seller Policy"), in a form reasonably acceptable to Purchaser (collectively referred to herein as "Cancellation Notices"), notifying such tenants that their Seller Policy has been cancelled. Alternatively, Purchaser may, at its option, deliver such Cancellation Notices on behalf of Seller, or such third party, to each tenant of the Property who purchased a Seller Policy, and Seller does hereby authorize Purchaser to do so immediately after the Closing. Purchaser agrees to notify Seller in writing at least five (5) days prior to the Closing Date if Purchaser does not want Seller to cause the Cancellation Notices to be sent because Purchaser instead has elected to send the Cancellation Notices itself. Seller agrees to reasonably cooperate with, and otherwise reasonably assist, Purchaser (at no cost to Seller) in implementing Purchaser's tenant protection plan, including providing information reasonably necessary or reasonably advisable for Purchaser to implement same. This Section 6.5(l) shall survive Closing.

(m) Seller's Closing Statement. A Seller's Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

(n) Non-Competition Agreement. The Non-Competition Agreement in accordance with the provisions of Section 9.18.

(o) Escrow Holdback Agreement. The escrow agreement in accordance with the provisions of Section 9.23.

DOCVARIABLE BABC_DocID

6.6 Purchaser's Obligations at the Closing. At the Closing, Purchaser shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price (net of Earnest Money to be applied against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser's authority to consummate the transactions contemplated by this Agreement.

(c) Purchaser's Closing Statement. A Purchaser's Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

(d) Assignment of Personal Property, Service Contracts, Warranties and Leases. Purchaser's counterpart signatures to the Assignment.

(e) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.3(c).

(f) Non-Competition Agreement. Purchaser's counterpart signatures to the Non-Competition Agreement.

(g) Escrow Holdback Agreement. Purchaser's counterpart signatures to the escrow agreement in accordance with the provisions of Section 9.23.

7.
RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is initiated to take all or any portion of the self storage facilities comprising the Property (herein, the "Condemnation Property"), by eminent domain proceedings or by deed in lieu thereof and such action is "material," Purchaser, within ten (10) days after receipt of written notice thereof from Seller, may either (a) terminate this Agreement as to all of the Property, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions that may be provided by Seller, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations, or (b) consummate the Closing with respect to all of the Property, in which latter event all of Seller's assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price. For purposes hereof, a "material" eminent domain action shall mean such an action affecting all or any portion of the Condemnation Property which causes (i) a material reduction in the size of the Condemnation Property or a material interference with the use and operation of the Condemnation Property, (ii) a reduction in the number of parking spaces available at the Condemnation Property, (iii) an adverse effect on the ingress and egress to and from the Condemnation Property, or (iv) the taking of all or any portion of the Improvements located on the Condemnation Property.

7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If any of the self storage facilities comprising the Property suffers any damage in an amount equal to or in

DOCVARIABLE BABC_DocID

excess of One Hundred Thousand and no/100 Dollars ($100,000.00) prior to the Closing from fire or other casualty, Purchaser, within ten (10) days after receipt of written notice thereof from Seller, may either (a) terminate this Agreement as to all of the Property, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions that may be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing with respect to all of the Property, in which latter event all of Seller's right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to Seller's deductible under its insurance policy, and there shall be no reduction in the Purchase Price. If any of the self storage facilities comprising the Property suffers any damage less than One Hundred Thousand and no/100 Dollars ($100,000.00) prior to the Closing, Purchaser will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, plus receive a credit against the Purchase Price in an amount equal to Seller's deductible under its insurance policy, and there shall be no reduction in the Purchase Price.

8.
DEFAULT

8.1 Breach by Seller. Subject to Section 8.3 below, in the event that Seller breaches any of its covenants, representations or warranties set forth in this Agreement, including failure by Seller to consummate this Agreement for any reason, except Purchaser's default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled to either (i) pursue the remedy of specific performance of Seller's obligations under this Agreement (provided, however, that (a) in the event specific performance is not available to Purchaser as a result of a willful act of Seller, then Purchaser shall be entitled to recover monetary damages from Seller in addition to the remedy described in the immediately following subsection (ii) hereof, and (b) in the event specific performance is not available to Purchaser for any reason other than a willful act of Seller, then Purchaser shall be entitled to the remedy described in the immediately following subsection (ii) hereof without the right to recover additional monetary damages from Seller), or (ii) terminate this Agreement, receive a refund of the Earnest Money, and receive reimbursement from Seller for actual, documented out-of-pocket expenses incurred by Purchaser in connection with the transaction contemplated by this Agreement in an amount not to exceed $100,000. It is expressly agreed that a default by any party comprising Seller shall be deemed a default by all parties comprising Seller under this Agreement.

8.2 Breach by Purchaser. Subject to Section 8.3 below, in the event that Purchaser breaches any of its covenants, representations or warranties set forth in this Agreement, including failure by Purchaser to consummate this Agreement for any reason, except Seller's default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to receive the Earnest Money as liquidated damages (and not as a penalty). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that the Earnest Money represents a reasonable forecast of such damages.

8.3 Notice and Cure. In the event Seller or Purchaser fails to perform any of its obligations under this Agreement, the non-defaulting party shall provide the defaulting party with notice and five (5) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party's default in failing to

DOCVARIABLE BABC_DocID

timely close, or with respect to any party's anticipatory breach of this Agreement, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date.

9.
MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the fifth (5th) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation for next business day delivery, addressed to such party at the address specified below, (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent, by one of the other permitted methods of providing notice, on the next succeeding business day, or (e) on the date delivered by electronic mail to the respective E-mail addresses specified below. Notwithstanding anything herein to the contrary, if any notice is sent by E-mail, only attachments to E-mails will be considered notices under this Agreement and nothing within the body of any E-mail will be considered a notice for any purposes under this Agreement. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller: SAFStor Woodbourne, LLC and

SAFStor Bellevue, LLC

444 Seabreeze Blvd., Suite 840

Daytona Beach, FL 32118

Attn: Andrew Young

Tel: (386) 234-2200

Fax: N/A

E-Mail: andrew@safstor.com

with a copy to: Bradley Arant Boult Cummings LLP

One Federal Place

1819 Fifth Avenue North

Birmingham, AL 35203
Attn: Dawn Helms Sharff
Tel: (205) 521-8200
Fax: (205) 488-6200
E-Mail: dsharff@bradley.com

If to Purchaser: SST II Acquisitions, LLC

10 Terrace Road

Ladera Ranch, CA 92694

Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606

E-Mail: hms@sam.com

with copies to: SST II Acquisitions, LLC

DOCVARIABLE BABC_DocID

8235 Douglas Avenue, #1250
Dallas, Texas 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Fax: (949) 429-6606

E-Mail: wjohnson@smartstop.com ; and

Flynn Law Offices, P.C..
1133 Airline Dr., Suite 2201
Grapevine, Texas 76051
Attn: Scott Flynn, Esq.
Tel: (817) 203-2257
Fax: (682) 267-0407

E-Mail: sflynn@flynnlawpc.com

If to Escrow Agent: Republic Title of Texas, Inc.

2626 Howell Street, 10th Floor
Dallas, Texas 75204
Attn: Jeff Porter
Tel: (214) 855-8820
Fax: (972) 516-2512
E-Mail: jporter@republictitle.com

9.2 Real Estate Commissions. Neither Seller nor Purchaser has authorized any broker or finder to act on any party's behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser's behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller's behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, the Commonwealth of Pennsylvania of the State of Delaware, then, in

DOCVARIABLE BABC_DocID

such event, the final date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, as to Parcel One, and the State of Delaware, as to Parcel Two, and the laws of the United States pertaining to transactions in such Commonwealth and State.

9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller's consent (but with prompt written notice to Seller, accompanied by a fully executed copy of the assignment and assumption agreement), one or more times, to (i) an affiliate of Purchaser, (ii) an entity in which SmartStop OP, L.P., a Delaware limited partnership, SmartStop Self Storage REIT, Inc., a Maryland corporation, SS Growth Operating Partnership II, L.P., a Delaware limited partnership, Strategic Storage Growth Trust II, Inc., a Maryland corporation, Strategic Storage Trust VI, Inc., a Maryland corporation, and/or Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee, or (v) a partnership or joint venture in which Purchaser, or any entity described in paragraphs (i) through (iv) above, has an interest (any such party being herein called a "Permitted Assignee"); provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder. Notwithstanding anything to the contrary set forth in Section 6.4, Purchaser and any assignee of Purchaser shall be responsible for paying at Closing any transfer or other tax that arises as a result of any assignment by Purchaser or any assignee of Purchaser of Purchaser's rights under this Agreement, and such obligation expressly survives Closing. Seller expressly permits Purchaser to assign this Agreement with respect to Parcel One prior to Closing to a yet-to-be-formed special purpose entity that qualifies as a Permitted Assignee. Purchaser is entering into this Agreement with respect to Parcel One for the benefit of a nominee, a yet-to-be-formed special purpose entity that will be created and disclosed to Seller prior to Closing. Purchaser has no intent to obtain legal title or equitable title to Parcel One. In the event that Purchaser desires to assign this Agreement as to Parcel One in accordance with the provisions of this Agreement, Seller agrees, upon request of Purchaser, to enter into a substitution, novation and indemnity agreement with Purchaser and its assignee in form and substance reasonably acceptable to Seller. Such agreement shall include a release of Purchaser's duties to Seller with respect to Parcel One, and an assumption on the part of the assignee entity to Purchaser’s obligations under this Agreement with respect to the Parcel One, and shall constitute a novation of this Agreement as to Purchaser. Purchaser further shall have the right to assign its rights under this Agreement to acquire each of the self storage facilities comprising the Property to a separate Permitted Assignee. Additionally, Seller shall be prohibited from assigning all or any portion of its rights under this Agreement, including its rights in and to all or any portion of the Earnest Money.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys' Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled

DOCVARIABLE BABC_DocID

to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys' fees incurred in such suit.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party's signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record) hereto, and any contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

9.12 Effective Date. For purposes of this Agreement, the "Effective Date" shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13 Exhibits. The following schedules and exhibits are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a)
Schedule A, List of Due Diligence Items
(b)
Schedule B, Cellular Tower Leases
(c)
Schedule C, Billboard Leases
(d)
Schedule D, List of Seller Entities
(e)
Schedule E, Allocation of Purchase Price and Earnest Money
(f)
Exhibit A-1, The Legal Description of Parcel One
(g)
Exhibit A-2, The Legal Description of Parcel Two
(h)
Exhibit B, Forms of the Deeds
(i)
Exhibit C, Form of the Assignment
(j)
Exhibit D, List of Personal Property
(k)
Exhibit E, List of Contracts
(l)
Exhibit F, Rent Roll
(m)
Exhibit G, Telephone Numbers
(n)
Exhibit H, Letter of Representation

DOCVARIABLE BABC_DocID

(o)
Exhibit I, Escrow Holdback Agreement
(p)
Exhibit J, Non-Competition Agreement

9.14 Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.15 Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser which discloses the Purchase Price or any other economic terms of this transaction, and each party agrees to use best efforts to prevent disclosure of any such restricted information by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, or (c) any applicable securities law, rule and/or regulation. The provisions of this Section 9.15 shall survive Closing or any termination of this Agreement.

9.16 Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser's right to terminate this Agreement during the Approval Period.

9.17 As-Is. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS EXECUTED BY SELLER AT CLOSING, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE ITEMS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", SUBJECT TO SELLER'S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER. EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER WITH RESPECT TO THE PROPERTY. PURCHASER HAS CONDUCTED OR WILL CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE

DOCVARIABLE BABC_DocID

CONDITION OF THE PROPERTY AND WILL RELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER (EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER). SUBJECT TO SELLER'S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER, UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS. PURCHASER, UPON CLOSING, HEREBY WAIVES, RELINQUISHES AND RELEASES SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF ANY CONSTRUCTION DEFECTS, PHYSICAL AND ENVIRONMENTAL CONDITIONS, THE VIOLATION OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER MATTERS REGARDING THE PROPERTY, SUBJECT TO SELLER'S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH THIS AGREEMENT AND IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT ANY SPECIFIC INDEMNIFICATION BY SELLER UNDER THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER. THE PROVISIONS OF THIS PARAGRAPH SHALL EXPRESSLY SURVIVE THE CLOSING AND NOT MERGE THEREIN.

9.18 Non-Competition. Seller shall deliver a non‑compete agreement (the "Non-Competition Agreement") to Purchaser at Closing in substantially the form attached hereto as Exhibit "J", executed by Seller, Andrew H. Young, and SAF-ABUN Holdings, LLC (the "Restricted Parties"). The Non-Competition Agreement shall provide that neither the Restricted Parties nor any of their respective principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop, operate or own an operating self storage facility for a period of two (2) years subsequent to the Closing within a three (3) mile radius of either of the self storage facilities comprising the Property.

9.19 Cooperation with Purchaser's Auditors and SEC Filing Requirements. From the Effective Date through and including seventy five (75) days after the Closing Date, Seller shall provide to Purchaser (at Purchaser's expense) copies of, or shall provide Purchaser access to, the books and records prepared by the property management company for the Property with respect to the management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller, or any of its affiliates, agents, or accountants, to enable Purchaser or its assignee, to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission ("SEC"). At Purchaser's sole cost and expense, Seller shall allow Purchaser's auditor (BDO USA, LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property prepared by the property management company for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with Purchaser's auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser's auditor a letter of representation substantially in the form attached hereto as Exhibit "H" (the "Representation Letter"), and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its auditor may audit the operating statements of the Property prepared by the property management company, at Purchaser's expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental

DOCVARIABLE BABC_DocID

authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information, and (iii) Seller and Purchaser acknowledge and agree that the Representation Letter is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Purchaser pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to Purchaser or third parties. Notwithstanding anything to the contrary set forth or implied herein, Seller shall not be required to disclose or make available to Purchaser or its auditor any books and records of SAF-ABUN, LP., a Delaware limited partnership, to the extent unrelated to the management, maintenance and operation of the Property.

The provisions of this Section 9.19 shall survive Closing.

9.20 Intentionally Deleted.

9.21 Environmental. In the event that Purchaser determines, prior to Closing, that, as a result of events occurring following the Approval Period, (i) there are conditions on, at or relating to any of the self storage facilities comprising the Property which are in non-compliance with Environmental Requirements, or (ii) Hazardous Materials may exist on or under any of the self storage facilities comprising Property that will require remediation under any applicable federal or state laws, then, notwithstanding anything to the contrary contained herein, Purchaser may terminate this Agreement as to all of the Property, in which event the Earnest Money shall be refunded to Purchaser and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations.

9.22 Post-Closing Liability. Seller and Purchaser agree that the representations and warranties of Seller in Section 4.3(a) of this Agreement shall survive for a period of two hundred seventy (270) days after the Closing Date ("Survival Period"). Written notification of any claim arising from an alleged breach of Seller's representations and warranties must be received by Seller prior to the expiration of the Survival Period or such claim shall be forever barred and Seller shall have no liability with respect thereto; provided, however, in the event of a valid claim made by Purchaser in writing related to a Seller representation during the Survival Period, the Survival Period shall be extended only with respect to such claim until such claim is adjudicated or otherwise settled by the parties. Notwithstanding the foregoing, the maximum aggregate liability for which either Seller shall be responsible with respect to a breach of the representations and warranties made by such Seller herein shall not exceed one percent (1%) of the Purchase Price allocated to the applicable Property as set forth on Schedule "E" attached hereto, and recovery of damages up to that amount is Purchaser's sole and exclusive remedy for any such breach. Purchaser shall not seek, and Seller shall not be liable for any consequential, indirect, special or punitive damages of any nature as a result of the breach of any of Seller's representations and warranties hereunder. Purchaser shall not be entitled to any recovery pursuant to this Section 9.22 unless and until the aggregate amount of losses for which Purchaser is otherwise entitled to indemnification pursuant to this Section 9.22 exceeds $25,000; provided, however, that to the extent the aggregate amount of such losses exceeds such threshold, Purchaser shall be entitled to recover all losses (including the first $25,000). The provisions of this Section 9.22 shall survive Closing.

9.23 Seller Holdback. At the Closing, Seller shall deposit the sum of $100,000.00 (the "Escrow Proceeds") into escrow with the Title Company, pursuant to an escrow agreement in substantially the form attached hereto as Exhibit "I" and incorporated herein, to provide a source of recovery for any post-closing claims that Purchaser may have against Seller either under this Agreement or the Deeds. To the extent a claim is made by Purchaser against Seller following Closing, Purchaser shall be entitled to a disbursement of a portion of the Escrow Proceeds equal to the amount of such claim, without limitation of Purchaser's

DOCVARIABLE BABC_DocID

right to recover the entire amount of any claim against Seller to which Seller is entitled hereunder should the then balance of the Escrow Proceeds be insufficient.

9.24 Joint and Several Liability. Notwithstanding anything to the contrary set forth in this Agreement, each party comprising Seller shall be jointly and severally liable for all of the obligations, responsibilities and liabilities of the "Seller" under this Agreement, and all representations and warranties of the "Seller" set forth in this Agreement shall be deemed to have been made jointly and severally by each party comprising Seller. The provisions of this Section 9.24 expressly shall survive the termination or closing of this Agreement.

9.25 Pennsylvania Bulk-Sales Clearance. The parties acknowledge that the procedures of the Pennsylvania Department of Revenue have rendered it impractical or impossible to obtain the Bulk Sales Clearance Certificate required pursuant to 43 P.S. § 788.3, 69 P.S. § 529 and 72 P.S. § 1403, 72 P.S. § 7240 and 72 P.S. § 7321.1 (the "Bulk Sales Statutes"). For purposes of inducing Purchaser to purchase Parcel One, Seller (i) represents and warrants that all taxes due by Seller to the Commonwealth of Pennsylvania have been or will be satisfied by Seller in the ordinary course of business, and (ii) agrees to indemnify, defend and hold harmless Purchaser from and against any and all liability, and related expenses (including reasonable attorney's fees and costs), arising under Bulk Sales Statutes by reason of the failure of Seller to pay any taxes or other sums payable to the Commonwealth of Pennsylvania or any agency thereof, or by reason of Seller's failure to obtain and deliver to Purchaser the Bulk Sales Clearance Certificate required to be obtained under such statutes. The provisions of this Section 9.25 shall survive Closing.

[Signature page to follow and remainder of page intentionally left blank]

DOCVARIABLE BABC_DocID

Executed to be effective as of the Effective Date.

SELLER:

Parcel One Owner

SAFStor Woodbourne, LLC, a

Delaware limited liability company

By: SAF-ABUN, LP,

a Delaware limited partnership

Its: Sole Member

By: SAF-ABUN GP, LLC.

a Delaware limited liability company

Its: General Partner

By: SAF-ABUN Holdings, LLC,

a Delaware limited liability company

Its: Sole Member

By: /s/ Andrew H. Young

Name: Andrew H. Young

Its: Manager

Parcel Two Owner

SAFStor Bellevue, LLC, a

Delaware limited liability company

By: SAF-ABUN, LP,

a Delaware limited partnership

Its: Sole Member

By: SAF-ABUN GP, LLC,

a Delaware limited liability company

Its: General Partner

By: SAF-ABUN Holdings, LLC, a Delaware limited liability company

Its: Sole Member

By: /s/ Andrew H. Young

Name: Andrew H. Young

Its: Manager

Date: February 24, 2022

DOCVARIABLE BABC_DocID

PURCHASER:

SST II Acquisitions, LLC,

a Delaware limited liability company

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer

Date: February 24, 2022

DOCVARIABLE BABC_DocID

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the 24th day of February , 2022, and (ii) the $390,000.00 earnest money deposit on the

25th day of February , 2022, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement. Seller and Purchaser hereby designate the Escrow Agent as the "Real Estate Reporting Person" with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

Republic Title of Texas, Inc.,

a Texas corporation

By:/s/ J. Porter

Name: Jeff Porter

Title: Vice President

DOCVARIABLE BABC_DocID